Amendment to Second Amended and Restated Sub-Advisory Agreement
Renaissance Investment Management
      This Amendment effective February 20, 2013 by and between the American Fidelity Dual Strategy Fund, Inc. a Maryland corporation (the "Fund"), American Fidelity Assurance Company, an insurance company organized under the laws of the State of Oklahoma (the "Advisor") and The Renaissance Group LLC (d/b/a Renaissance Investment Management) (the "Sub-Advisor") hereby amends that Second Amended and Restated Sub-Advisory Agreement (the "Advisory Agreement") by and among the parties dated February 20, 2012.
RECITALS
      WHEREAS, the Fund is engaged in business as an open-end diversified management company and is registered as such under the Investment Company Act;
      WHEREAS, The Advisor and the Fund are parties to a Management and Investment Advisory Agreement dated as of May 1, 2003 as amended on January 5, 2009 and as amended and restated on February 20, 2012 pursuant to which the Advisor acts as an investment advisor to the Fund; and
      WHEREAS, the Advisor and the Sub-Advisor desire to amend the existing Advisory Agreement.
AMENDMENT
   The Advisor and Sub-Advisor agree to amend the Advisory Agreement as follows:
1. Section III C. of Exhibit A of the Advisory Agreement which states that the Fund will not invest in the securities of tobacco-producing companies is hereby deleted thereby removing this restriction.
2. Item III C. of Appendix 1 to Exhibit A, which is a list of Companies in which investment is prohibited, is deleted.
3. The Advisory Agreement in all other respects shall remain effective.
   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.



FUND:
AMERICAN FIDELITY DUAL STRATEGY
FUND, INC.

By:    /S/ David R. Carpenter_____________
David R. Carpenter, President


ADVISOR:
AMERICAN FIDELITY ASSURANCE
COMPANY


By:    /S/ Robert D. Brearton_____________
Robert D. Brearton, Executive Vice-President


SUB-ADVISOR:
THE RENAISSANCE GROUP
LLC  (d/b/a Renaissance Investment Management)

By:____/S/Michael E. Schroer________
Michael E. Schroer, Managing Partner